Exhibit 99.1

Computer Horizons Announces Reduction in Number of Record Shareholders and Anticipated Withdrawal of Common Stock From Registration

PARSIPPANY, N.J., Feb. 23 /PRNewswire-FirstCall/ -- Computer Horizons Corp. (Pink Sheets: CHZS.PK) today announced that, on February 11, 2009, the Company amended its certificate of incorporation (i) to effect a 1-for-500 reverse stock split of its outstanding common stock, pursuant to which shares of stock held by shareholders owning of record fewer than 500 shares of common stock immediately prior to the reverse stock split were converted into the right to receive a cash payment of $0.30 for each share of stock so held, and (ii) to effect a 500-for-1 forward stock split effective immediately after the reverse stock split.  The amendments were approved by the shareholders of the Company at the annual meeting of shareholders held on February 10, 2009.

As a result of the stock splits, there are now fewer than 300 record holders of the Company’s common stock and the Company intends to file shortly with the Securities and Exchange Commission (the “Commission”) a Form 15 withdrawing the Company’s common stock from registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company expects the deregistration to become effective ninety (90) days after the filing with the Commission.  After deregistration of the Company’s stock under the Exchange Act, the Company will no longer be required to file periodic reports with the Commission and such reporting requirements will be suspended immediately upon the filing of the Form 15.  However, the Company currently intends to continue to provide shareholders with summary annual audited financial statements and quarterly financial information, and periodic updates when determined to be appropriate by the Board of Directors with respect to material events affecting the plan of liquidation of the Company.  This information will not be as detailed or extensive as the information the Company has been required to file with the Commission or has provided to its shareholders in the past.  This information will be available on the Company’s website at www.chzscorp.com.  This is a new website address, reflecting the change in the Company’s ticker symbol that became effective on February 20, 2009 as a result of the reverse and forward stock splits referred to above.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such forward-looking statements are subject to a number of uncertainties, and there can be no assurance that the expectations and intentions reflected in those statements will be realized.  The Company claims the protection of the safe harbor for forward-looking statements contained in the 1995 Act.

You should also read the risk factors that are discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2007.  You should be aware that the risk factors contained in the Form 10-K may not be exhaustive.  Therefore, we recommend that you read the information in that Form 10-K together with the other reports and documents that we have filed with the SEC from time to time, including our Forms 10-Q and 8-K, which may supplement, modify, supersede or update those risk factors.  The Company assumes no obligation to update the forward-looking statements included in this press release.

CONTACT:  Barbara Rodriguez of Computer Horizons Corp., +1-973-257-5030